UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey ___________________________ (State or other jurisdiction of incorporation)	001-33841 _____________________________ (Commission File Number)	20-8579133 ___________________________ (IRS Employer Identification No.)

1200 Urban Center Drive
Birmingham, Alabama 35242
(Address of principal executive offices) (zip code)

(205) 298-3000
Registrant's telephone number, including area code:

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2014, the Board of Directors of Vulcan Materials Company (the “Company”) increased the total number of directors to twelve (12) and elected O.B. Grayson Hall, Jr., as a director of the Company to serve until the 2014 Annual Meeting of Shareholders. Mr. Hall is the Chairman and Chief Executive Officer of Regions Financial Corporation (“RFC”), one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage and insurance products and services. Mr. Hall has held this position since 2013. Prior to that he served as President and Chief Executive Officer (April 2010 – May 2013) and Vice Chairman (2008 – 2010) of RFC.

Mr. Hall will serve on the Governance and Finance Committees of the Board.

For his service on the Board of Directors for 2014, Mr. Hall will receive the Company’s standard compensation for non-employee directors, as described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on March 29, 2013, pro rated based on the number of full months remaining in 2014.

Regions Bank provides certain lending (including as a lender in the Company’s revolving credit facility), deposit and similar banking services to the Company. Any loans made by Regions Bank to the Company during fiscal year 2013 were made in the ordinary course of business, were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.

On March 10, 2014, Ann McLaughlin Korologos notified the Board that she is retiring and will not stand for re-election to the Board. Ms. Korologos will continue to serve on the Board until the Company’s Annual Meeting of Shareholders on May 9, 2014.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:
	Exhibit No.	Description
	99.1	Press release dated March 10, 2014 announcing the election of O.B. Grayson Hall, Jr. to the Board and the retirement of Ann McLaughlin Korologos.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company

Date: March 11, 2014	By:	/s/ Michael R. Mills
Name: Michael R. Mills
Title: Sr. Vice President and General Counsel